EXHIBIT 99.1
Joint Filing Agreement
     This Joint Filing Agreement, dated as of April 18, 2008, is made by and between Nevoro Inc., a corporation existing under the laws of Canada (“Nevoro”) and Nevoro Platinum Inc., a corporation existing under the laws of British Columbia, Canada (“Nevoro Platinum”). Nevoro and Nevoro Platinum are collectively referred to herein as the “Parties” and each individually as a “Party”. Pursuant to Rule 13d-1(k)(1)(iii) promulgated under the Securities Exchange Act of 1934, as amended, the Parties hereby acknowledge and agree that the Schedule 13D is filed on behalf of each such Party and that all subsequent amendments to the Statement on Schedule 13D shall be filed on behalf of each of the Parties without the necessity of filing additional joint acquisition statements. The Parties hereby acknowledge that each Party shall be responsible for timely filing of such amendments and for the completeness and accuracy of the information concerning such Party contained therein, but shall not be responsible for the completeness and accuracy of the information concerning any other Party, except to the extent that such Party knows or has reason to believe that such information is inaccurate.
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     IN WITNESS WHEREOF, the Parties hereto have executed this Joint Filing Agreement as of the day and year first above written.

NEVORO INC.
By:	(signed) “William V. Schara”
	Name:	William Schara
	Title:	President and Chief Executive Officer

NEVORO PLATINUM INC.
By:	(signed) “William V. Schara”
	Name:	William Schara
	Title:	President